Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement”) is made and entered into by and between Lee Fraser (“Executive”), BLC Management Company, LLC (the “Company”), and Planet 13 Holdings Inc. (“Parent”). Executive and the Company are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS it is the express intention of the Parties to fully and finally close and settle all claims, controversies, actions and disputes, whether known or unknown, which have arisen or may arise in the future relating to Executive’s employment with and subsequent separation from the Company.

WHEREAS, the Parties believe that the terms and conditions of this Agreement are fair and reasonable, and the result of an arms-length, bargained-for exchange.

NOW, THEREFORE, in consideration of the mutual promises, representations, and warranties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and shall be conclusively presumed, the Parties hereby agree as follows:

1.           Termination of the Employment Relationship.

a.    Executive’s relationship with the Company has been terminated as of March 6, 2026 (“Separation Date”). As of the Separation Date, Executive is no longer authorized to transact business or incur any expenses, obligations, and liabilities on behalf of the Company.

b.    Executive acknowledges the following: (i) Executive has no unreported reimbursements to report or claim against the Company; and (ii) Executive has reported to the Company all work-related injuries incurred during employment.

2.           Payment of Wages and Benefits.

a.    Executive agrees that Executive has been paid all wages and benefits, less applicable taxes, and withholdings, due and owing Executive up to and including the Separation Date and that no other compensation, of any kind, is owed to Executive.

b.    Executive acknowledges that Executive has properly submitted and has been reimbursed all expenses accrued by Executive up through and including the Separation Date, in accordance with the Company’s expense reimbursement policy.

c.    By signing this Agreement, Executive acknowledges that the Separation Payment in Section 3 of this Agreement is not compensation for past services rendered.

3.           Separation Benefits.

a.    Separation Payment. The Company shall pay Executive a total of $275,000, less required withholdings and deductions (the “Separation Payment”), payable in eleven (11) equal monthly installments of $25,000. The first installment shall be payable on the Effective Date (as defined in Section 15(d)) or as soon as reasonably practicable thereafter, but in no event later than the first payroll date following the Effective Date. The remaining ten (10) installments shall be paid on the first day of each calendar month thereafter. The Parties acknowledge that the Separation Payment shall be reported on an IRS Form W-2. All Separation Payments shall be fully paid on or before February 1, 2027, and in no event later than March 15, 2027.

Each installment payment shall be treated as a separate payment for purposes of Section 409A. The Company’s obligation to make the Separation Payment is conditioned solely upon Executive’s execution and non-revocation of this Agreement and Executive’s continued compliance in all material respects with the provisions of this Agreement.

In the event the Company determines that Executive has materially breached this Agreement, the Company shall provide written notice describing such alleged breach in reasonable detail, and Executive shall have fifteen (15) days to cure such breach, if curable. If Executive fails to cure a material breach within such period, the Company’s obligation to make future unpaid installments may be terminated; provided, however, that no amounts previously paid shall be subject to forfeiture or repayment except in the case of willful misconduct or fraud.

b.    Health Benefits. Executive has elected continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The Company shall pay the employer and employee share of the premium cost of the COBRA premiums for Executive and Executive’s eligible dependents through February 28, 2027, or as otherwise provided in this Section 3(b). The Company’s obligation to pay such premiums shall cease on the earliest of: (i) February 28, 2027, or (ii) the date Executive becomes eligible to receive substantially similar coverage from another employer, and Executive shall promptly notify the Company of such eligibility. After February 28, 2027, Executive shall be solely responsible for 100% of the premium and administrative fees for COBRA coverage.

c.    Equity Awards. Notwithstanding anything to the contrary in this Agreement, the Employment Agreement dated December 26, 2025, or any applicable equity plan or award agreement, Executive’s equity awards shall be treated as follows:

i.

December 2025 RSU Grant. With respect to the restricted stock unit award granted on or about December 26, 2025 (the “December 2025 RSU Grant”), the first tranche of such award (approximately 333,000 restricted stock units) shall be treated as vested as of the Effective Date (as defined in Section 15(d)), and such vesting shall not be subject to any further service requirement.

ii.

2024 Performance RSU Award. With respect to the restricted stock unit award granted prior to December 2025 (the “2024 Performance RSU Award”), such award shall continue to vest in accordance with its existing terms and schedule, with vesting currently anticipated to occur in May 2026, May 2027, and May 2028, whether or not such continued vesting would otherwise be permitted under the terms of the applicable award agreement, and such vesting shall occur on the stated schedule, and the Company hereby agrees that the terms of this Agreement shall control over any contrary provision in the applicable award agreement or equity plan.

iii.

Change of Control. Notwithstanding the foregoing, in the event of a Change of Control (as defined in the applicable equity plan or award agreement), all then-unvested equity awards of Executive issued by Planet 13 Holdings Inc. remaining outstanding and not forfeited pursuant to this Agreement or the terms of such awards shall vest in full in accordance with the terms of such plan or award agreement.

iv.

No Other Equity Rights. Except as expressly set forth in this Section, Executive acknowledges and agrees that Executive has no right to any additional equity awards, vesting, or acceleration, and any rights under the Employment Agreement dated December 26, 2025, or any other employment agreement or agreement, that are inconsistent with this Section are hereby superseded and of no further force or effect.

d.    Vehicle Allowance. The Company shall continue to provide Executive with Executive’s existing monthly vehicle allowance in accordance with past practice ($1,264.17 gross monthly) through February 28, 2027. Except as expressly set forth in this Section 3, Executive acknowledges that all other compensation and benefits shall cease as of the Separation Date.

e.    No Other Compensation or Benefits. Except as expressly set forth in this Agreement, Executive acknowledges and agrees that all compensation and benefits, including but not limited to base salary, bonuses, commissions, equity, perquisites, and any other allowances, ceased or shall cease as of the Separation Date, and that Executive is not entitled to any further compensation or benefits of any kind.

f.    Executive acknowledges that the Separation Payment described in this Section 3 constitute good and valuable consideration for this Agreement, and that Executive is not otherwise entitled to receive the Separation Payment as set forth in this Section 3 by virtue of Executive’s employment by the Company.

g.    Additional Benefits Clarification. For the avoidance of doubt, Executive shall not be eligible to participate in or receive any disability-related benefits, including short-term disability (STD) or long-term disability (LTD), following the Separation Date, as such benefits require active payroll status. The Company benefit plan carriers may permit continuation or conversion of certain voluntary benefits, including accident, hospital indemnity, and critical illness coverage, subject to applicable plan terms and carrier requirements. Except as expressly set forth herein, no other benefits shall be provided following the Separation Date.

4.           General Release by Executive. In consideration for the Separation Payment, Executive releases the Company, Parent, and each of their respective subsidiaries and affiliates and each of their Executives, officers, directors, agents, representatives, attorneys, successors, and assigns (collectively, the “Releasees”), from every claim, demand, right, action, or cause of action of whatsoever kind or nature, in law, in equity, or otherwise, known or unknown, asserted or unasserted, that Executive ever had or now has, against the Releasees with respect to any and all matters relating to Executive’s employment with the Company and the end of that employment with the Company, and any and all other claims of whatsoever kind or nature which Executive may have against the Releasees arising from events occurring on or before Executive’s execution of this Agreement. This General Release of the Company also specifically includes, but is not limited to: any and all claims for employment discrimination, harassment, and/or retaliation; all claims in contract, including but not limited to, claims for breach of contract, claims for promissory estoppel and claims for detrimental reliance; all claims in tort (including, but not limited to, all claims for wrongful discharge, fraud, intentional and/or negligent misrepresentation, intentional and/or negligent infliction of emotional distress, defamation/libel/slander, fraudulent inducement, including fraudulent inducement as to this Agreement); all claims for wages, bonuses, profit sharing, performance awards, severance pay, vacation pay, health insurance premiums, other insurance premiums, medical expense/costs, retirement contributions or benefits, any other fringe benefit, or any form of income or compensation; and all claims arising under Title VII of the Civil Rights Act of 1964 (as amended), the Americans with Disabilities Act (“ADA”), the Pregnancy Discrimination Act, the AGE DISCRIMINATION IN EMPLOYMENT ACT, the Older Workers’ Benefit Protection Act, and all claims arising under any federal, state, or local laws, executive orders, regulations, directives, codes, and common law. This Release also includes, but is not limited to, all claims for any type of damages (e.g. back pay; front pay; compensatory damages for emotional distress/pain and suffering, etc.; punitive damages; liquidated damages; consequential damages for an employment search); for any type of equitable relief (i.e. reinstatement; injunction; etc.); for attorneys’ fees/costs; and for interest. This Release does not waive any claims for continuation of health benefits (under COBRA or its state law equivalent), vested benefits, unemployment, or workers’ compensation or for any claims related to the enforcement of this Agreement or for amounts owed under this Agreement.

a.    Governmental Agencies. Nothing in this Agreement prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding, or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC, etc.), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Executive’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

b.    Class/Collective Action Waiver. If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which Executive or any Releasees are a party.

5.           Company Property. Executive represents, to Executive’s knowledge after reasonable inquiry, that Executive has returned all Company Property in Executive’s possession.

The Company acknowledges that any Company Property known to it as of the Effective Date has been returned or accounted for. The Company agrees that it has no present claim for unreturned Company Property. This provision shall not be used as a basis to withhold, delay, or recover any payments under this Agreement absent a material and uncured breach.

6.           Non-Disparagement. Executive agrees to not make any disparaging remarks concerning the Company or its officers or directors. The Company agrees that it shall use reasonable efforts to ensure that its executive officers and directors do not make any disparaging statements regarding Executive.

7.           Confidentiality.

a.    Executive understands that he remains bound by the Amended and Restated Employment Agreement effective January 1, 2026 (the “Prior Agreement”), the terms of which survive the termination of Executive’s employment, as provided in the Prior Agreement. The terms of the Prior Agreement are incorporated by reference as if fully set forth in this Agreement.

b.    Neither this Agreement, nor anything contained in it, shall be introduced in any proceeding except to enforce the terms of this Agreement or to defend against any claim relating to the subject matter of the releases contained herein. Nothing in this Agreement shall be construed to prevent Executive from disclosing information to any governmental agent or to any court or judicial officer or pursuant to a valid court order, subpoena, or other lawful process; provided, however, that, prior to disclosing any such information, Executive shall, to the extent feasible, provide at least five (5) business days’ notice in writing to the Company in order to provide the Company with an opportunity to protect against such disclosure.

8.           Non-Competition.

a.    Notwithstanding anything to the contrary in this Agreement or in any prior agreement between Executive and the Company, including but not limited to the Employment Agreement dated December 26, 2025, the Company hereby agrees that Executive shall not be subject to any post-employment non-competition restrictions, and any such provisions are hereby waived and of no further force or effect.

9.           Defend Trade Secrets Act of 2016 Notification. In accordance with the Defend Trade Secrets Act of 2016, Executive is hereby notified by the Company that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Company further notifies Executive that, if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, then Executive may disclose the employer’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

10.           Consequences of Executive’s Breach. In the event of the breach or threatened breach by Executive of the terms and provisions of this Agreement, then the Company shall be entitled, in addition to any other available remedies, to reclaim any amounts paid to Executive under the provisions of this Agreement and terminate any benefits, Separation Payments, or other payments that are later due under this Agreement, without waiving the releases provided in it. In addition, in the event of the breach or threatened breach by Executive of the terms and provisions of this Agreement, the Company shall be entitled, if it so elects, to institute and prosecute any action or proceedings in any court of competent jurisdiction, either in law or equity, for such relief as it deems appropriate, including without limiting the generality of the foregoing, proceedings to enforce the specific performance thereof by Executive or to enjoin Executive from engaging in conduct prohibited by this Agreement. Executive hereby waives the requirement that the Company post a bond or undertaking to obtain an injunction pursuant to this provision. Notwithstanding the foregoing, the parties acknowledge that in the event of a breach of Sections 5, 6, 7, and/or 8 by Executive, the Company will suffer damages the amount of which would be impossible to quantify.

11.           Cooperation. Executive hereby agrees to assist and to cooperate with the Company in connection with the defense or prosecution of any claim, threatened or asserted, that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive further hereby agrees that Executive also will perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Section 11.

12.          Choice of Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Nevada with venue in Clark County, Nevada, without regard to its conflict-of-law principles.

13.           Waiver of Trial by Jury. Each Party hereby waives any right to trial by jury on any claim, counterclaim, setoff, demand, action, or cause of action whatsoever between them, including, without limitation, those arising out of or in any way pertaining or relating to (i) this Agreement, (ii) any dealings between Executive and the Company with respect to this Agreement, and (iii) Executive’s employment with the Company or termination thereof, whether now existing or hereafter arising, and whether sounding in contract, tort, or otherwise. Each Party hereby agrees that either of them may file a copy of this Agreement with any court, subject to preserving the confidentiality of this Agreement to the extent permitted by law, as written evidence of the knowing, voluntary, and bargained agreement between Executive and the Company irrevocably to waive trial by jury, and that any dispute or controversy whatsoever between Executive and the Company shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

14.          No Knowledge of Wrongdoing. Executive represents that, to Executive’s knowledge and without independent investigation, Executive is not aware of any unresolved violations of law by the Company.

15.           Advice of Counsel, Consideration and Revocation Periods, and Effective Date.

a.    The Company advises Executive to consult with an attorney prior to signing this Agreement, which includes a General Release.

b.    Executive has twenty-one (21) days from receipt of this Agreement to consider whether to sign this Agreement (the “Consideration Period”). Executive understands that Executive may use as much or as little of the Consideration Period as Executive wishes prior to deciding whether to sign this Agreement. If Executive signs and returns this Agreement before the end of the Consideration Period, it is because Executive freely chose to do so after carefully considering its terms. No modifications or revisions, if any, and whether material or not, to this Agreement after it is first presented to Executive shall extend or other modify the 21-day consideration period provided in this Agreement. If Executive decides to sign this Agreement, Executive must return the signed Agreement to Tatev Oganyan, General Counsel, at .

c.    Executive has seven (7) consecutive days after Executive signs this Agreement to revoke this Agreement. To revoke this Agreement after signing, Executive must submit a written letter of revocation, signed by Executive, to Tatev Oganyan, General Counsel, at . To be effective, such signed, written letter of revocation must be received by the Company in accordance with this Section on or before 11:59 p.m. local time on the seventh consecutive day after Executive signs this Agreement.

d.    This Agreement shall become effective on the eighth consecutive day after Executive signs this Agreement and provides an original, signed Agreement to the Company (see Section 15(b)), provided that Executive did not earlier revoke this agreement in accordance with Section 15(c) (“Effective Date”).

e.    Executive agrees that the Company is not required to provide the Separation Payment described in this Agreement unless the Agreement becomes effective.

f.    The consideration provided Executive under this Agreement is sufficient to support the General Release provided by Executive under this Agreement.

16.          Public Disclosure. The Company shall provide Executive with a reasonable opportunity to review and comment on the Form 8-K relating to this Agreement prior to filing. The Company shall consider any such reasonable comments in good faith; provided, however, that the Company shall retain ultimate authority over such disclosures to the extent required to comply with applicable law and securities regulations.

17.          No Admission of Wrongdoing. Neither this Agreement nor the furnishing or receipt of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission or evidence of any liability or unlawful conduct of any kind by the Company, Parent, or Executive.

18.           Entire Agreement. Executive hereby acknowledges and represents that this Agreement, together with the Prior Agreement, contain all the understandings and agreements between Executive and the Company regarding the subject matter hereof, and supersede all earlier negotiations and understandings, written or oral. No addition, modification, amendment, or waiver of any part of this Agreement shall be binding or enforceable unless executed in writing by both parties hereto.

19.           Binding Effect. It is agreed and understood that this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, representatives, successors, and assigns.

20.           No Assignment. Executive warrants that Executive has not conveyed or assigned any interest in any of the matters or claims being released or waived in this Agreement.

21.           Counterparts and Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Signatures may be transmitted electronically in PDF or by facsimile and shall be acceptable to the parties to this Agreement for all purposes.

22.           Headings. The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

23.           Reformation and Severability. It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted by law. In case any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal, or unenforceable as written, the parties agree that the court shall modify and reform such provision to permit enforcement to the greatest extent permitted by law. In addition, if any provision of this Agreement shall be declared invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions of this Agreement shall in no way be affected or impaired thereby.

24.           Notices. All notices under this Agreement must be given in writing by U.S. mail, return receipt, or email at the address provided in this Agreement, or any other address designated in writing by either Party, as follows or as otherwise specified in this Agreement:

If to the Company:

BLC Management Company, LLC

c/o Planet 13

2548 W Desert Inn Rd Suite 100

Las Vegas, NV 89109

Attention: General Counsel

Email:

If to Executive:

Lee Fraser

8465 W Sahara Avenue

Suite 111-543

Las Vegas, NV 89117

Email:

25.           Code Section 409A: This Agreement is intended to satisfy the requirements of Section 409A as either exempt or compliant with respect to amounts subject thereto, and Agreement terms and any ambiguities shall be interpreted and construed consistent with such intent; provided that, with respect to any right to a payment or benefit hereunder (or portion thereof) that does not otherwise provide for a “deferral of compensation” within the meaning of Section 409A, it is the intent of the parties that such payment or benefit will not so provide and shall be exempt. Furthermore, if either party notifies the other in writing that, based on the advice of legal counsel, one or more of the provisions of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A or causes any amounts to be subject to interest or penalties under Section 409A, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts, to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment, and (b) to the extent practicable, to avoid the imposition of any tax, interest, or other penalties under Section 409A upon Executive or the Company. Any payments described herein that are payable upon a termination of employment will only be paid if such termination constitutes a “separation for service” within the meaning of Section 409A.

26.           Significance of Executive’s Signature. Executive’s signature below indicates that Executive:

a.	has carefully read and reviewed this Agreement.

b.	fully understands all its terms and conditions.

c.    fully understands that the Agreement is legally binding and that by signing it, Executive is giving up certain rights.

d.    has not relied on any other representations by the Company, whether written or oral, concerning the terms of the Agreement.

e.    has been advised, and has had the opportunity, to consult with an attorney prior to signing the Agreement.

f.	has signed and delivered this Agreement freely and voluntarily; and

g.    is duly authorized to sign this Agreement and has not assigned or attempted to assign or give to anyone else any claim Executive has or believes that Executive may have against the Company.

[Signature page follows.]

IN WITNESS WHEREOF, intending to be legally bound, the Parties hereto have executed this Agreement as of the first date indicated below.

BLC MANAGEMENT COMPANY, LLC

By:	/s/ Tatev Oganyan
Tatev Oganyan
Manager

Date:	April 27, 2026

PLANET 13 HOLDINGS INC.

By:	/s/ Tatev Oganyan
Tatev Oganyan
General Counsel & Secretary

Date:	April 27, 2026

LEE FRASER

By:	/s/ Lee Fraser
Signature

Date:	April 27, 2026